Exhibit 4.2

NELNET, INC.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

SUPPLEMENTAL INDENTURE

Dated as of September 27, 2006

to the

INDENTURE

Dated as of September 27, 2006

SUPPLEMENTAL INDENTURE, dated as of September 27, 2006 (the “Supplemental Indenture”), between NELNET, INC., a Nebraska corporation (the “Company”) having its principal office at 121 South 13th Street, Suite 201, Lincoln, Nebraska 68508, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee (the “Trustee”).

WITNESSETH:
WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of September 27, 2006 (the “Indenture”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture), providing for the issuance from time to time of Securities;

WHEREAS, Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Section 2.01 or 3.01 of the Indenture;

WHEREAS, pursuant to Sections 2.01 and 3.01 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

 ARTICLE I

DEFINITIONS

1.1 For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture and the following terms used in this Supplemental Indenture have the following respective meanings:

“Additional Interest” means the interest, if any, that shall accrue on any interest on the CENts the payment of which has not been made on the applicable Interest Payment Date and which shall accrue at the rate per annum specified or determined as specified in the CENts from the applicable Interest Payment Date.

“APM Commencement Date” means, with respect to any Deferral Period, the earlier of (i) the first Interest Payment Date following the commencement of such Deferral Period on which the Company pays any current interest on the CENts and (ii) the fifth anniversary of the commencement of such Deferral Period.

“APM Period” means, with respect to any Deferral Period, the period commencing on the APM Commencement Date and ending on the next Interest Payment Date on which the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including Additional Interest, on the CENts (other than any interest cancelled pursuant to Section 2.1(i)).

“Bankruptcy Event” means any of the events set forth in Section 5.01(5) or Section 5.01(6) of the Indenture.

“Business Day” is any day, other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) on or after September 29, 2011, a day that is not a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Calculation Agent” means Deutsche Bank Trust Company Americas, or any other firm appointed by the Company, acting as calculation agent for the CENts.

“CENts” has the meaning set forth in Section 2.1(a).

“Common Stock Issuance Cap” has the meaning set forth in Section 2.1(j)(1).

“Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 2.1(g) to defer all or part of any interest payment and ending on the earlier of (i) the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the CENts.

“Eligible Proceeds” means, with respect to any Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Common Stock or Qualifying Preferred Stock up to the Preferred Stock Issuance Cap to Persons that are not Subsidiaries.

“Final Repayment Date” has the meaning set forth in Section 2.1(d)(iii).

“Interest Payment Date” means a Monthly Interest Payment Date, a Quarterly Interest Payment Date or a Semi-Annual Interest Payment Date, as the case may be.

“Interest Period” means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, September 27, 2006) to but excluding the next Interest Payment Date.

“Make-Whole Redemption Price” means the present value of scheduled payments of principal and interest from the Redemption Date to September 29, 2011, on any CENts being redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.375%.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Common Stock and/or the Company’s preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

(b) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Common Stock or Preferred Stock pursuant to Section 2.1(j) or to issue Qualifying Capital Securities pursuant to Section 2.1(d), as the case may be, and the Company fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to obtain such consent or approval; or

(c) an event occurs and is continuing as a result of which the offering document for the offer and sale of Common Stock or Preferred Stock or Qualifying Capital Securities, as the case may be, would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (i) the disclosure of such event, in the Company’s reasonable judgment, would have a material adverse effect on its business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction; provided that one or more events described in this clause (c) shall not constitute a Market Disruption Event (A) with respect to more than one Semi-Annual Interest Payment Date or two consecutive Quarterly Interest Payment Dates (or after the Scheduled Maturity Date, six consecutive Monthly Interest Payment Dates) in any APM Period with respect to the Company’s obligations pursuant to Section 2.1(j) or (B) with respect to more than six Monthly Interest Payment Dates (whether or not consecutive) in connection with the Company’s obligations pursuant to Section 2.1(d).

“Monthly Interest Payment Date” has the meaning set forth in Section 2.1(e).

“One-month LIBOR” means, with respect to any Interest Period beginning on or after the Scheduled Maturity Date, the rate (expressed as a percentage per annum) for deposits in

U.S. dollars for a one-month period commencing on the first day of that monthly interest period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the LIBOR determination date for that Interest Period. If such rate does not appear on MoneyLine Telerate Page 3750, one-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR determination date for that Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, one-month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one-month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for a one-month period commencing on the first day of that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, one-month LIBOR for that Interest Period will be the same as one-month LIBOR as determined for the previous Interest Period or, in the case of the Interest Period commencing on the Scheduled Maturity Date, 5.33%. The establishment of one-month LIBOR for each Interest Period commencing on or after the Scheduled Maturity Date by the Calculation Agent shall (in the absence of manifest error) be final and binding. For purposes of this definition, “London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England; “LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant Interest Period; “MoneyLine Telerate Page” means the display on MoneyLine Telerate, Inc., or any successor service, on the Telerate Page 3750 or any replacement page or pages on that service; and “Telerate Page 3750”’ means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Preferred Stock” means non-cumulative perpetual preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning set forth in Section 2.1(j)(1).

“Qualifying Capital Securities” has the meaning ascribed to it in the Replacement Capital Covenant.

“Qualifying Preferred Stock” means Preferred Stock that (i) contains no remedies other than Permitted Remedies (as such term is defined in the Replacement Capital Covenant), and (ii)(a) is subject to Intent-Based Replacement Disclosure and has a Mandatory Trigger Provision (as such terms are defined in the Replacement Capital Covenant), or (b) is subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant.

“Quarterly Interest Payment Date” has the meaning set forth in Section 2.1(e).

“Regular Record Date” for the interest payable on any Interest Payment Date with respect to the CENts means (i) in the case of CENts represented by one or more Global Securities, the Business Day preceding such Interest Payment Date and (ii) in the case of CENts not represented by one or more Global Securities, the date which is fifteen days next preceding such Interest Payment Date (whether or not a Business Day).

“Repayment Date” means the Scheduled Maturity Date and each Monthly Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the CENts.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of September 27, 2006, of the Company, without giving any effect to any amendment or supplement thereto.

“Scheduled Maturity Date” has the meaning set forth in Section 2.1(d).

“Semi-Annual Interest Payment Date” has the meaning set forth in Section 2.1(e).

“Senior Indebtedness” has the meaning set forth in Section 2.1(q).

“Tax Event” means that the Company has requested and received an Opinion of Counsel experienced in such matters to the effect that, as a result of:

(a) any amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the CENts;

(b) any proposed change in those laws or regulations that is announced after the initial issuance of the CENts;

(c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the CENts; or

(d) any threatened challenge asserted in connection with an audit of the Company or its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the CENts, there is more than an insubstantial risk that interest payable by the Company on CENts is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Three-month LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that monthly interest period ending on the next interest payment date (for the purposes of this definition, the “Relevant Period”) that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the LIBOR determination date for that Interest Period. If such rate does not appear on MoneyLine Telerate Page 3750, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Relevant Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR determination date for that Interest Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that Interest Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks the Relevant Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, three-month LIBOR for that Interest Period will be the same as three-month LIBOR as determined for the previous Interest Period or, in the case of the Interest Period commencing on September 29, 2011, 5.37%. The establishment of three-month LIBOR for each Interest Period commencing on or after September 29, 2011 by the Calculation Agent shall (in the absence of manifest error) be final and binding. For purposes of this definition, “London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England; “LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant Interest Period; “MoneyLine Telerate Page” means the display on MoneyLine Telerate, Inc., or any successor service, on the Telerate Page 3750 or any replacement page or pages on that service; and “Telerate Page 3750”’ means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Treasury Dealer” means a nationally recognized firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

“Treasury Price” means the bid-side price for the Treasury Security as of the third trading day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that trading day, then Treasury Price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the CENts being redeemed in a tender offer based on a spread to United States Treasury yields.

ARTICLE II

TERMS OF SERIES OF SECURITIES

2.1. Pursuant to Sections 2.01 and 3.01 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a)  Designation. The securities of this series shall be known and designated as the “7.400% Fixed-to-Floating Rate Capital Efficient Notes” of the Company (the “CENts”).

(b)  Issue Price and Aggregate Principal Amount. The CENts shall be issued at a price of $999.84 per CENt, and the maximum aggregate principal amount of the CENts which may be authenticated and delivered under the Indenture and this Supplemental Indenture is $200,000,000 (except for CENts authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other CENts pursuant to (i) Section 2.03, 3.04, 3.05, 3.06, 9.06 or 11.07 of the Indenture or (ii) Article III of this Supplemental Indenture).

(c)  Denominations. The CENts will be issued only in fully registered form, and the authorized denominations of the CENts shall be $1,000 principal amount and any integral multiple thereof.

(d)  Scheduled Maturity Date. (i) The principal amount of, and all accrued and unpaid interest on, the CENts shall be payable in full on September 29, 2036, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with the Scheduled Maturity Date, (A) the principal amount of CENts payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment accompanying such Officers’ Certificate, (B) such principal amount of CENts shall be repaid on the Scheduled Maturity Date pursuant to Article III, and (C) subject to clause (ii) of this Section 2.1(d), the remaining CENts shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.1(l) or shall become due and payable pursuant to Section 5.02 of the Indenture. The entire principal amount of the CENts outstanding shall be due and payable on the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee on or prior to the 10th Business Day immediately preceding the Scheduled Maturity Date.

(ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (vii) of this Section 2.1(d) in connection with any Monthly Interest Payment

Date, the principal amount of CENts payable on such Monthly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, such CENts shall be repaid on such Monthly Interest Payment Date pursuant to Article III, and the remaining CENts shall remain outstanding and shall be payable on the immediately succeeding Monthly Interest Payment Date or such earlier date on which it shall become due and payable pursuant to Section 5.02 of the Indenture. The entire principal amount of the CENts outstanding shall be due and payable on any Monthly Interest Payment Date in the event the Company does not deliver an Officers’ Certificate to the Trustee on or prior to the 10th Business Day immediately preceding such Monthly Interest Payment Date.

(iii) The principal of, and all accrued and unpaid interest on, all outstanding CENts shall be due and payable on September 15, 2061, or if such day is not a Business Day, the following Business Day (the “Final Repayment Date”).

(iv) The obligation of the Company to repay the CENts pursuant to this Section 2.1(d) on any date prior to the Final Repayment Date shall be subject to (A) its obligations under Article XIII of the Indenture to the holders of Senior Indebtedness and (B) its obligations under Section 2.1(h) with respect to the payment of deferred interest on the CENts.

(v) Until the CENts are paid in full, the Company shall use “commercially reasonable efforts” (as defined in clause (vi) below) subject to a Market Disruption Event:

(A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Company delivers the notice required by Section 3.1 to permit repayment of the CENts in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.1(d); and

(B) if the Company is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit payment in full on the Scheduled Maturity Date or any subsequent Monthly Interest Payment Date on which the Company delivers the notice required by Section 3.1, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities to permit repayment of the CENts in full on such date pursuant to clause (ii) of this Section 2.1(d); and

the Company shall apply any such net proceeds to the repayment of the CENts as provided in clause (viii) of this Section 2.1(d).

(vi) For purposes of this Section 2.1(d), “commercially reasonable efforts” to sell Qualifying Capital Securities means commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than Subsidiaries in public offerings or private placements. The Company shall not be considered to have made commercially reasonable efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

(vii) The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (v) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee, who shall forward such certificate to each holder of record of the CENts no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (v) above in connection with such Repayment Date. The Company shall be excused from its obligation to use commercially reasonable efforts to sell Qualifying Capital Securities pursuant to clause (v) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180-day period or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the CENts in full. Each Officers’ Certificate delivered pursuant to this clause (vii), unless no principal amount of CENts is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the CENts to be repaid on such Repayment Date, which amount shall be determined after giving effect to clause (viii) of this Section 2.1(d).

(viii) Net proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the CENts on any Repayment Date will be applied, first, to pay deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.1(j), second, to pay current interest to the extent not paid from other sources and, third, to repay the principal of CENts, subject to a minimum principal amount of $5 million to be repaid on any Repayment Date; provided that if the Company is obligated to sell Qualifying Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the CENts, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the CENts and those other securities having the same scheduled maturity date as the CENts pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the CENts has been paid in full.

(e)  Rate of Interest. The CENts shall bear interest (i) from and including September 27, 2006 to but excluding September 29, 2011 at the annual rate of 7.400%, computed on the basis of a 360-day year comprised of twelve 30-day months, (ii) from and including September 29, 2011 to but excluding the Scheduled Maturity Date at an annual rate equal to Three-month LIBOR plus 3.375%, computed on the basis of a 360-day year and the actual number of days elapsed, and (iii) thereafter, as to any unpaid amounts that remain outstanding, at an annual rate equal to One-month LIBOR plus 3.375%, computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Sections 2.1(g), (h) and (i), interest on the CENts shall be payable in cash (i) semi-annually in arrears on March 29 and September 29 of each year, commencing on March 29, 2007, until September 29, 2011 (each such date, a “Semi-Annual Interest Payment Date”), (ii) quarterly in arrears on March 29, June 29, September 29 and December 29, commencing December 29, 2011 until the Scheduled Maturity Date, or if such day is not a Business Day, the following Business Day (each such date, a “Quarterly Interest

Payment Date”) and (iii) thereafter, monthly in arrears on the last day of each month, or if such day is not a Business Day, the Business Day immediately preceding such Business Day (each such date, a “Monthly Interest Payment Date). Any installment of interest (or portion thereof) deferred in accordance with Section 2.1(g) or otherwise unpaid shall bear interest, to the extent permitted by law, at the rate of interest then in effect on the CENts, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with Section 2.1(h) or cancelled in accordance with Section 2.1(i).

(f)  To Whom Interest Payable. Interest shall be payable to the Person in whose name the CENts are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, except that (i) interest payable on any CENts pursuant to their repayment in full in accordance with Article III and (ii) interest payable on the Final Repayment Date shall be paid to the Person to whom principal is paid.

(g)  Option to Defer Interest Payments. (i) The Company shall have the right, at any time and from time to time prior to the Final Repayment Date to defer the payment of interest on the CENts for one or more consecutive Interest Periods that do not exceed 10 years; provided that no Deferral Period shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of the CENts; provided, further, that if the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, (ii) other than any repayment of the CENts pursuant to Section 2.1(d) and, except for any partial payments of deferred interest that may be made pursuant to Section 2.1(i), make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s debt securities that rank pari passu with or junior to the CENts or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary if such guarantee ranks pari passu with or junior in interest to the CENts. Notwithstanding the foregoing provisions of this Section 2.1(g), the Company and its Subsidiaries may (A) pay dividends or distributions in additional shares of the Company’s capital stock, (B) declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan, or the redeem or repurchase any rights distributed pursuant to such a plan, and (C) purchase Common Stock for issuance pursuant to any employee benefit plans.

(ii)At the end of any Deferral Period, the Company shall pay all deferred interest on the CENts that has not been cancelled pursuant to Section 2.1(i) (together with Additional Interest thereon, if any, at the rate specified for the CENts) to the extent permitted by applicable law, to the Persons in whose names that Securities are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii)Subject to Section 2.1(r), in the case of any Deferral Period that does not terminate on or prior to the first anniversary of the commencement of such Deferral Period, the restrictions set forth in clause (i) above shall continue in effect in respect of any redemption, purchase or repurchase of securities that rank pari passu with or junior to the CENts until the first anniversary of the termination of such Deferral Period.

(iv)Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date that has not been cancelled pursuant to the last sentence of Section 2.1(h), the Company may elect to begin a new Deferral Period pursuant to clause (i) of this Section 2.1(g).

(v)The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.1(h).

(vi)The Company shall give written notice of its election to begin or extend any Deferral Period (i) to the Holders of the CENts and the Trustee at least one Business Day prior to the Regular Record Date for the next succeeding Interest Payment Date.

(h)  Payment of Deferred Interest. The Company will not pay deferred interest on the CENts (including Additional Interest thereon) prior to the Final Repayment Date from any source other than Eligible Proceeds. Notwithstanding the foregoing, the Company may pay current interest during a Deferral Period from any available funds. To the extent that the Company applies proceeds from the sale of Common Stock and Preferred Stock to pay interest on the CENts, such proceeds shall be allocated first to deferred payments of interest (including Additional Interest thereon) in chronological order based on the date each payment was first deferred; provided that no such proceeds will be applied to deferred interest payments (including Additional Interest thereon) attributable to the first five years of any Deferral Period to the extent such proceeds exceed the amounts described in clause (1) of Section 2.1(j) until all other deferred interest payments (and Additional Interest thereon) with respect to such Deferral Period have been paid in full. The payment of interest from any other source shall be applied to current or deferred interest as directed by the Company and notified to the Trustee prior to the applicable Interest Payment Date. To the extent any payment allocable to any installment of interest (including Additional Interest thereon) is insufficient to pay such installment in full, such payment shall be applied pro rata to the outstanding CENts. If the Company has outstanding securities in addition to the CENts under which it is obligated to sell Common Stock or Qualifying Preferred Stock and apply the net proceeds to the payment of deferred interest, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest shall be applied to the CENts and those other securities on a pro rata basis in proportion to the total amounts that are due on the CENts and such other securities.

(i)  Cancellation of Deferred Interest. At the expiration of any Deferral Period that continues for 10 years, if (i) no Event of Default is continuing, (ii) the Company has not, due to clause (1) of Section 2.1(j), raised sufficient proceeds from the sale of Qualifying Common Stock and Preferred Stock to pay all deferred interest (and Additional Interest thereon) attributable to the portion of the Deferral Period prior to the APM Commencement Date and (iii) the Company has not previously cancelled interest pursuant to this Section 2.1(i), the obligation of the Company to pay any remaining deferred and unpaid interest (including Additional Interest thereon) attributable to that portion of the Deferral Period that the Company was unable to pay due to clause (1) of Section 2.1(j) shall be permanently cancelled.

(j)  Alternative Payment Mechanism. Immediately following any APM Commencement Date and until the termination of the related Deferral Period, the Company shall issue Common Stock or Qualifying Preferred Stock until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate and unpaid amount of deferred interest on the CENts (including Additional Interest thereon) and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest (including Additional Interest thereon) in accordance with Section 2.1(h); provided that:

(1)  the foregoing obligations shall not apply to the extent that (i) the number of shares of any issuance of Common Stock the proceeds of which are applied to pay interest on the CENts pursuant to this Section 2.1(j), together with the number of shares of all prior issuances of Common Stock applied to deferred interest attributable to the first five years of any Deferral Period (including Additional Interest thereon), would exceed an amount equal to 2% of the total number of shares of Common Stock issued and outstanding as of the fourth trading day preceding the date of issuance (the “Common Stock Issuance Cap”) and (ii) the net proceeds of any issuance of Preferred Stock applied to pay interest on the CENts pursuant to this Section 2.1(j), together with the net proceeds of all prior issuances of Preferred Stock applied, would exceed 25% of the aggregate principal amount of the CENts initially issued under the Indenture (the “Preferred Stock Issuance Cap”);

(2)  the foregoing obligations shall not apply in respect of any Interest Payment Date if the Company shall have provided to the Trustee no more than 15 and no less than 10 Business Days prior to such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event was existing after the immediately preceding Interest Payment Date and (ii) either (A) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (B) the Market Disruption Event continued for only part of such period but the Company was unable after commercially reasonable efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered; and

(3)  to the extent that the Company has raised some but not all Eligible Proceeds necessary to pay all deferred interest (including Additional Interest thereon) on any Interest Payment Date pursuant to this Section 2.1(j) and subject to the Common Stock Issuance Cap and the Preferred Stock Issuance Cap, such Eligible Proceeds shall be applied in accordance with Section 2.1(h).

For the avoidance of doubt, once the Company reaches the Common Stock Issuance Cap, the Company shall not be required to issue more Common Stock with respect to deferred interest attributable to the first five years of any Deferral Period (including Additional Interest thereon) pursuant to Section 2.1(j) even if the number of shares of Common Stock issued and outstanding referred to in clause (i) of this Section 2.1(j)(1) subsequently increases. The Company shall not be excused from its obligations under this Section 2.1(j) if it determines not to pursue or complete the sale of Common Stock or Qualifying Preferred Stock due to pricing, dividend rate or dilution considerations.

(k)  Events of Default. Solely for purposes of the CENts, clauses (1) through (4) of Section 5.01 of the Indenture shall not apply. In addition to clauses (5) through (7) of Section 5.01 of the Indenture, the following clauses (1) and (2) shall constitute Events of Default:

(1) default in the payment of interest, including Additional Interest but not including interest cancelled pursuant to Section 2.1(i), in full on any CENt for a period of 30 days after the conclusion of a ten-year period following the commencement of any Deferral Period;

(2) default in the payment of the principal of the CENts when due, whether at maturity, upon redemption or otherwise, subject in the case of any repayment pursuant to Section 2.1(d) to the limitations set forth therein.

For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the Holders of the CENts under the Indenture, no breach by the Company of any other covenant or obligation under the Indenture or the terms of the CENts shall be an Event of Default with respect to the CENts.

(l)  Redemption. The CENts shall be redeemable (a) in whole or in part at the option of the Company at any time on or after September 29, 2011 at a Redemption Price equal to 100% of the principal amount of such CENts plus accrued and unpaid interest to the Redemption Date, provided that in the event of a redemption in part that the principal amount outstanding after such redemption is at least $50,000,000 or (b) in whole but not in part, prior to September 29, 2011, within 90 days following the occurrence of a Tax Event at a Redemption Price equal to the greater of, (1) 100% of the principal amount of the Securities then Outstanding or (2) the Make-Whole Redemption Price.

(m)  Replacement Capital Covenant. The Company shall not modify the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities for purposes of determining the extent to which repayment, redemption or repurchase of the CENts is permitted, except with the consent of the Holders of a majority by principal amount of the CENts. Except as aforesaid, the Company may modify the Replacement Capital Covenant without the consent of the Holders of the CENts.

(n)  Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the CENts, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of such CENts, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to Section 2.1(g) (including Additional Interest thereon) that has not been paid pursuant to Section 2.1(h) to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Additional Interest thereon) on such Holder’s CENts.

(o)  Sinking Fund. The CENts shall not be subject to any sinking fund or similar provisions.

(p)  Forms. The CENts shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(q)  Subordination. The subordination provisions of Article XIII of the Indenture shall apply; provided that for the purposes of the CENts (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities or the instrument creating the same), “Senior Indebtedness” as used in connection with the CENts has the meaning in ascribed to it in the Indenture, except that (i) all other Securities issued under the Indenture shall also be Senior Indebtedness, unless, by their express terms or by the express terms of the supplemental indenture under which such Securities are issued, such Securities rank pari passu or junior to the CENts and (ii) Senior Indebtedness shall not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

(r)  Business Combinations. If the Company engages in any transaction that is subject to Section 8.01 of the Indenture, where immediately after the consummation of such transaction more than 50% of the voting stock of the Person formed by such transaction, or the Person that is the surviving entity of such transaction, or the Person to whom such properties and assets are conveyed, transferred or leased in such transaction, is owned by the shareholders of the other party to such transaction, then Sections 2.1(h) and (i) shall not apply to any interest on the CENts that is deferred and unpaid as of the date of consummation of the Business Combination and with respect to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such transaction, clause (iii) of Section 2.1(g) shall not apply.

ARTICLE III

REPAYMENT OF THE CENTS

3.1. Repayment. The Company shall, not more than 15 nor less than 10 Business Days prior to each Repayment Date, notify the Trustee of the CENts of the principal amount of CENts to be repaid on such date pursuant to Section 2.1(d).

3.2. Selection of Securities to be Repaid. If less than all the CENts are to be repaid on any Repayment Date (unless such repayment affects only a single CENt), the particular CENts to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding CENts not previously repaid or called for redemption, by lot, provided that the portion of the principal amount of any CENt not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such CENt.

The Trustee shall promptly notify the Company in writing of the CENts selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of CENts shall relate, in the case of any CENt repaid or to be repaid only in part, to the portion of the principal amount of such CENt which has been or is to be repaid. If the Company shall so direct, CENts registered in the name of the Company, any Affiliate or any Subsidiary thereof shall not be included in the CENts selected for repayment.

3.3. Notice of Repayment. Notice of repayment shall be given by first-class mail, postage prepaid, mailed not later than the 15th day, and not earlier than the 10th day, prior to the Repayment Date, to each Holder of Securities to be repaid, at the address of such Holder as it appears in the Securities Register.

Each notice of repayment shall identify the CENts to be repaid (including CUSIP number, if a CUSIP number has been assigned to the CENts) and shall state:

(a) the Repayment Date;

(b) if less than all Outstanding CENts are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular CENts to be redeemed;

(d) that on the Repayment Date, the principal amount of the CENts to be repaid will become due and payable upon each such CENt or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(e) the place or places where such CENts are to be surrendered for payment of the principal amount thereof.

Notice of repayment shall be given by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any CENts designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other CENts.

3.4. Deposit of Repayment Amount. Prior to 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 10.03 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest (including Additional Interest) on, all the CENts which are to be repaid on that date.

3.5. Payment of CENts Subject to Repayment. If any notice of repayment has been given as provided in Section 3.3, the CENts or portion of the CENts with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such CENt at a Place of Payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest (including any Additional Interest) to the Repayment Date; provided that, except in the case of a repayment in full of all outstanding CENts, installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such CENts, or one or more Predecessor Securities, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of Section 3.07 of the Indenture.

Upon presentation of any CENt repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new CENt or CENts, of authorized denominations, in aggregate principal amount equal to the portion of the CENt not repaid and so presented and having the same date of original issuance, Stated Maturity and terms.

If any CENt called for repayment shall not be so paid upon surrender thereof, the principal of such CENt shall, until paid, bear interest from the Repayment Date at the rate prescribed therefore in the CENt.

ARTICLE IV

MISCELLANEOUS

4.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

4.2. The Article headings herein are for convenience only and shall not affect the construction hereof.

4.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

4.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

4.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

4.8. Notwithstanding anything to the contrary contained in this Supplemental Indenture, the consent of the Holders of the CENts shall not be required to effect any amendment required in order to make this Supplemental Indenture consistent with the description of the Supplemental Indenture contained in the Prospectus, dated May 12, 2005, as supplemented by the Prospectus Supplement, dated September 22, 2006.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

NELNET, INC.

By: /s/ Thomas G. McCurley
       Name: Thomas G. McCurley
       Title: Managing Director

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Trustee

by DEUTSCHE BANK NATIONAL TRUST
COMPANY

By: /s/ Irina Golovashchuk
       Name: Irina Golovashchuk
       Title: Assistant Vice President

By: /s/ Yana Kalachikova
       Name: Yana Kalachikova
       Title: Assistant Vice President

Annex A - Form of CENt

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR (II) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NELNET, INC.

7.400% Fixed-to-Floating Rate Capital Efficient Note

No.

$

NELNET, INC., a corporation organized and existing under the laws of the State of Nebraska (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay Cede & Co. or its registered assigns, the principal sum of on September 15, 2061, or if such day is not a Business Day (as hereinafter defined), the following Business Day (the “Final Repayment Date”); provided that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on September 29, 2036, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereinafter defined) to the extent set forth in the Supplemental Indenture hereinafter referred to. The Company further promises to pay interest on said principal sum from September 29, 2006 or from the most recent Interest Payment Date for which interest has been paid or duly provided for. This Security shall bear interest (i) from and including September 27, 2006 to but excluding September 29, 2011 at the annual rate of 7.400%, payable (subject to deferral as set forth herein) semi-annually in arrears on March 29 and September 29 of each year, commencing on March 29, 2007, (ii) from and including September 29, 2011 to but excluding the September 29, 2036 (or if earlier, until the principal hereof is paid in full), at an annual rate equal to Three-month LIBOR (as defined in the Supplemental Indenture) plus 3.375%, payable (subject to deferral as set forth herein) quarterly in arrears on March 29, June 29, September 29 and December 29, commencing December 29, 2011 and (iii) thereafter, as to any unpaid amounts that remain outstanding, at an annual rate equal to One-month LIBOR (as defined in the Supplemental Indenture) plus 3.375%, payable (subject to deferral as set forth herein) on the last day of each calendar month, in arrears, commencing on October 31, 2036, until the principal thereof is paid or duly provided for or made available for payment (each such day referred to in clause (i), (ii) or (iii), an “Interest Payment Date”). In the event any Interest Payment Date before September 29, 2011 is not a Business Day, the interest payable on such day shall be paid on the following Business Day and no interest will accrue as a result of such postponement. In the event that any Interest Payment Date on or after September 29, 2011 would otherwise fall on a day that is not a Business Day, that Interest Payment Date shall be paid on the immediately preceding Business Day. Any installment of interest (or portion thereof) deferred in accordance with the Supplemental Indenture or otherwise unpaid on the relevant Interest Payment Date shall bear interest, to the extent permitted by law, at the rate of interest then in effect on this Security, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid or cancelled in accordance with the Supplemental Indenture.

From and including September 27, 2006 to but excluding September 29, 2011, the amount of interest payable on this Security shall be computed on the basis of a 360-day year comprised of twelve 30-day months; thereafter, the amount of interest payable on this Security shall be computed on the basis of a 360-day year and the actual number of days elapsed. A “Business Day” shall mean any day other than (i) a Saturday or Sunday or other day on which banking institutions in the city of New York are authorized or required by law or executive order to remain closed, or (ii) on or after September 29, 2011, a day on which dealings in deposits in U.S. dollars are not transacted in the London interbank market. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the Business Day next preceding such Interest Payment Date if this Security is issued in the form of a Global Security, or (ii) the fifteenth day (whether or not a Business Day) preceding such Interest Payment Date if this Security is not issued in the form of a Global Security, except that (i) interest payable on this Security pursuant to its repayment in full in accordance with Article III of the Supplemental Indenture and (ii) interest payable on the Final Repayment Date shall be paid to the Person to whom principal is paid. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self-regulatory organization, all as more fully provided in said Indenture.

The Company shall have the right, at any time and from time to time prior to the Final Repayment Date to defer the payment of interest on this Security for one or more consecutive Interest Periods that do not exceed 10 years; provided, however, that no Deferral Period (as hereinafter defined) shall extend beyond the Final Repayment Date or the earlier repayment or redemption in full of the Securities; provided, further, that during any such Deferral Period (and, except as provided in the Supplemental Indenture with respect to certain transactions, in the case of any Deferral Period that does not terminate on the Interest Payment Date falling closest to the first anniversary of the commencement of such Deferral Period, until the first anniversary of the termination of such Deferral Period), if the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary, to: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, (ii) other than any repayment of the Securities of this series pursuant to the Supplemental Indenture or any partial payments of deferred interest that may be made pursuant to Section 2.1(j) of the Supplemental Indenture, make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt security of the Company (including other Securities of this series or other junior subordinated debt) that ranks pari passu with or junior in interest to this Security or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any Subsidiary that by their terms rank pari passu with or junior in interest to this Security (other than (a) dividends or distributions in the additional shares of the Company’s capital stock, (b) any declaration or payment of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under such a plan or the redemption or repurchase of any rights distributed pursuant to such a plan or (c) purchases of Common Stock for issuance pursuant to any employee benefit plans. Each period beginning on the Interest Payment Date with respect to which the Company elects to defer all or part of any interest payment and ending on the earlier of (i) the Interest Payment Date falling on or about the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all accrued and unpaid interest on this Security that has not been cancelled is referred to as a “Deferral Period.” At the end of any such Deferral Period, the Company shall pay all interest then accrued and unpaid on this Security (together with Additional Interest thereon, if any, to the extent permitted by applicable law), except for any interest that is cancelled pursuant to the Supplemental Indenture, to the Person in whose name this Security is registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Upon termination of any Deferral Period, the Company may elect to begin a new Deferral Period, subject to the above requirements and provided that if any accrued and unpaid interest and any Additional Interest due during a prior Deferral Period has been cancelled, no additional amounts shall be cancelled in respect of a subsequent Deferral Period. The Company may elect to pay current interest on any Interest Payment Date during any Deferral Period to the extent permitted, and shall pay deferred interest (including Additional Interest thereon) to the extent required, by the Supplemental Indenture.

The Company shall give written notice of its election to begin or extend any Deferral Period to the Holders of the Securities at least one Business Day prior to the Regular Record Date for the next succeeding Interest Payment Date.

Payment of principal of (and premium, if any) and interest on this Security will be made at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the

Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The Securities are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness (as defined in the Supplemental Indenture). Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NELNET, INC.

By:
Name:
Title:

Attest:

Name: Title:

Dated:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

by	DEUTSCHE BANK NATIONAL TRUST COMPANY

By:
Name:
Title:

Dated:

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 27, 2006 (herein called the “Indenture”, and such supplemental indenture dated as of September 27, 2006, herein called the “Supplemental Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $200,000,000.

All terms used in this Security that are defined in the Supplemental Indenture or in the Indenture shall have the meanings assigned to them in the Supplemental Indenture or the Indenture, as the case may be.

The Company may, at its option, and subject to the terms and conditions of the Supplemental Indenture and Article XI of the Indenture, redeem this Security in whole or in part at any time on or after September 29, 2011 at a Redemption Price equal to 100% of the principal amount of this Security plus accrued and unpaid interest to the date of redemption, provided that in the event of a redemption in part that the principal amount outstanding after such redemption is at least $50,000,000.

Upon the occurrence and during the continuation of a Tax Event the Company may, at its option, at any time within 90 days of the occurrence of such Tax Event and prior to September 29, 2011, redeem this Security, in whole but not in part, subject to the terms and conditions of Article XI of the Indenture and Section 2.1(k) of the Supplemental Indenture, at a redemption price equal to the greater of (1) 100% of the principal amount of this Security (plus accrued and unpaid interest through the Redemption Date) or (2) the present value of scheduled payments of principal and interest from the Redemption Date to September 29, 2011, on this Security, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus a spread of 0.375%.

In the event of redemption or repayment of this Security in part only, a new Security or Securities of this series for the portion hereof not redeemed or repaid will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of a majority in aggregate principal amount of the securities of each series issued under the Indenture at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture and any past defaults in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the securities of such series. Any such consent or waiver by the registered Holders of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default arising from a default in the payment of interest (including Additional Interest but not including interest cancelled pursuant to the Supplemental Indenture) in full for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period with respect to the Securities at the time Outstanding, occurs and is continuing, then and in each such case that the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount, and accrued interest (including Additional Interest), of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Indenture and in the Supplemental Indenture.

Each Holder, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall have no claim for, and thus no right to receive, any interest deferred pursuant to the Supplemental Indenture (including Additional Interest thereon) that has not been paid out of the proceeds of the issuance of certain securities in accordance with the Supplemental Indenture to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Additional Interest thereon) on this Security. In addition, at the expiration of any Deferral Period that continues for 10 years, in certain circumstances set forth in the Supplemental Indenture the obligation of the Company to pay deferred interest (including Additional Interest thereon) with respect to certain Interest Payment Dates during such Deferral Period shall be permanently cancelled.

No reference herein to the Indenture or the Supplemental Indenture and no provision of this Security or of the Indenture or the Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 1002 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

THE INDENTURE, THE SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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